Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report, dated April 1, 2019, with respect to the consolidated balance sheets of Chanticleer Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2018 and 2017 and the related consolidated statements of operations and comprehensive loss, equity and cash flows for the years then ended, in (i) the Company’s Registration Statement on Form S-1 (File No. 333-214319), (ii) the Company’s Registration Statements on Form S-3 (File Nos. 333-193144, 333-195055, 333-207409, 333-203679, 333-226107, 333-220336) and (iii) the Company’s Registration Statement on Form S-8 (File No. 333-193742), which report is included in this Annual report on Form 10-K of Chanticleer Holdings, Inc. and Subsidiaries as of and for the year then ended December 31, 2018.

/s/ Cherry Bekaert, LLP

Charlotte, North Carolina

April 1, 2019